EXHIBIT 10.5

SECOND AMENDMENT

TO

LICENSE AGREEMENT

This Second Amendment to the License Agreement is effective as of the 20th day of June, 2000 (the “Second Amendment Effective Date”) between California Institute of Technology, 1200 East California Boulevard, Pasadena, California 91125 (“CALTECH”) and Clinical Micro Sensors, Inc. (“LICENSEE”):

WHEREAS, the parties entered into a license agreement dated February 8, 1995 (the License Agreement); and

WHEREAS, the parties executed a First Amendment to License Agreement dated October 6, 1998 (the First Amendment), wherein the First Amendment substitutes for the License Agreement and is controlling with respect to all provisions of the License Agreement, and

WHEREAS, the parties wish to again amend the License Agreement in its entirety such that this Second Amendment shall substitute for the License Agreement and the First Amendment and shall be controlling with respect to all provisions of the License Agreement as of the Effective Date of the License Agreement (“Effective Date”).

ARTICLE I

DEFINITIONS

1.1      “Licensed Product” means any product, device, service or system which is covered by, or is made by a process covered by, any Valid Claim of any Licensed Patent Rights.

1.2      “Related Company” means any corporation, limited liability company or other legal entity directly or indirectly controlled by LICENSEE or its successors or assigns, or which directly or indirectly controls LICENSEE or its successors or assigns, or any successor or assign of such an entity. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.3      “Licensed Patent Rights” means Exclusively Licensed Patent Rights and Nonexclusively Licensed Patent Rights.

1.4      “Exclusively Licensed Patent Rights” means (a) worldwide rights to the inventions described and claimed in the patents, patent applications and invention disclosures listed in Exhibit A attached hereto; any patents which issue on the applications or disclosures listed in Exhibit A; reissues, reexaminations, additions, renewals, extensions, divisionals, continuations, and continuations-in-part of the foregoing; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents, applications and invention disclosures listed in Exhibit A, and (b) all patent applications hereafter filed and owned by CALTECH which are dominated by a claim or claims of the patents or patent applications of part (a), together with any and all patents that issue therefrom, and all related divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to any such patents and patent applications and any foreign counterparts which hereafter arise as a result of work conducted at CALTECH solely or jointly in the laboratories of Dr. Thomas Meade and Dr. Scott Fraser, or jointly with LICENSEE (Improvements).

1.5      “Nonexclusively Licensed Patent Rights” means worldwide rights to the inventions described and claimed in the patents, patent applications and invention disclosures listed in Exhibit B attached hereto; any patents which issue on the applications or disclosures listed in Exhibit B; reissues, reexaminations, additions, renewals, extensions, divisionals, continuations, and continuations-in-part of the foregoing; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents, applications and invention disclosures listed in Exhibit B.

1.6      “CALTECH Technology” means the Licensed Patent Rights and Improvements.

1.7      “Valid Claim” means: (a) an issued claim under an issued patent within the Licensed Patent Rights or a patent claiming an Improvement, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed decision of a court or other appropriate body of competent jurisdiction, iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the Licensed Patent Rights that is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), and/or (iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent.

1.8      “Sublicensee” shall mean, with respect to a particular Product, a third party to whom LICENSEE has granted a license or sublicense under the CALTECH Technology to develop, make, have made, use and sell such Licensed Product.

1.9      “Improvements” shall mean any future invention conceived, reduced to practice or otherwise developed solely or jointly in the laboratories of Dr. Thomas Meade or Dr. Scott Fraser at CALTECH, or jointly with LICENSEE, and which is invented solely or jointly by Dr. Thomas Meade, Dr. Scott Fraser or an employee of LICENSEE, and which is dominated by the claims of one or more of the Exclusively Licensed Patent Rights, and all worldwide patent applications and patents relating thereto.

1.10      “Other Improvements” shall mean any future invention conceived, reduced to practice or otherwise developed solely or jointly in the laboratories of Dr. Thomas Meade or Dr. Scott Fraser at CALTECH, or jointly with LICENSEE, and which is invented solely or jointly by Dr. Thomas Meade, Dr. Scott Fraser, another employee of CALTECH, or an employee of LICENSEE, and which is dominated by the claims of one or more of the Exclusively Licensed Patent Rights, and all worldwide patent applications and patents relating thereto.

ARTICLE II

PATENT LICENSE GRANT

2.1      CALTECH hereby grants to LICENSEE an exclusive, fully paid up, royalty free license under Exclusively Licensed Patent Rights and Improvements to make, have made, import, have imported, use, have used, sell, have sold and otherwise exploit Licensed Products throughout the world.

2.2      CALTECH hereby grants to LICENSEE a nonexclusive, fully paid up royalty free license under Nonexclusive!/ Licensed Patent Rights to make, have made, import, have imported, use, have used, sell, have sold and otherwise exploit Licensed Products throughout the world. CALTECH retains the right to grant additional nonexclusive or exclusive (exclusive except with respect to the rights granted LICENSEE hereunder) licenses to third parties.

2.3      This license is subject to the reservation of CALTECH’s right to make, have made, and use Licensed Products for noncommercial educational and research purposes, but not for sale or other distribution to third parties. This license is not transferable by LICENSEE except as provided in Paragraph 15.4, but LICENSEE shall have the right to grant nonexclusive or exclusive sublicenses under the grant of Section 2.1, provided that LICENSEE shall furnish CALTECH within thirty (30) days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto.

2.4      The patent license grants, and the term of this Agreement, shall continue, unless terminated in accordance with the provisions of this Agreement, until the last of me patents within the Licensed Patent Rights expires.

2.5      CALTECH hereby grants to LICENSEE an exclusive first right to include Other Improvements under the terms of this License Agreement by adding such Other Inventions to Exhibit A hereto upon payment by LICENSEE to CALTECH of a fee to be negotiated in good faith between the parties of not less than             *** but not greater than     *** and upon reimbursement by LICENSEE to CALTECH of any past patent expenses.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ARTICLE III

CONSIDERATION FOR FULLY PAID UP LICENSE

3.1      In consideration of the royalty free, fully paid up license, LICENSEE hereby agrees to pay CALTECH             *** within 30 days of execution of this Second Amendment.

3.2      Any sublicenses granted by LICENSEE, including, without limitation, any nonexclusive sublicenses, shall remain in effect and be assigned to CALTECH in the event this license terminates pursuant to Article XI; provided, the financial obligations of each Sublicensee to CALTECH shall be limited to a minimum annual fee of             *** for administration of the sublicense. CALTECH shall assume all the rights and obligations of LICENSEE.

ARTICLE IV

OBLIGATIONS REGARDING EQUITY INTEREST

4.1      As a holder of an equity interest in LICENSEE, CALTECH agrees that, in the event of any underwritten or public offering of securities of LICENSEE or a related company, CALTECH shall comply with and agree to any reasonable restriction on the transfer of equity interest, or any part thereof, imposed by an underwriter, and shall perform all acts and sign all necessary documents required with respect thereto. The provisions of this Paragraph 4.2 shall survive termination of this Agreement.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ARTICLE V

DUE DILIGENCE

5.1      LICENSEE shall have discretion over the commercialization of Licensed Products. However, LICENSEE agrees to use its best efforts to introduce commercial Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. LICENSEE shall be deemed to have satisfied its obligations under this Paragraph if LICENSEE has an ongoing and active research program or marketing program, as appropriate, directed toward production and use of one or more Licensed Products. Any efforts of LICENSEE’S Sublicensees shall be considered efforts of LICENSEE for the sole purpose of determining LICENSEE’S compliance with its obligation under this Paragraph.

5.2      After the first year from the Effective Date, CALTECH shall have the right, no more often than twice each year, to require LICENSEE to report to CALTECH in writing on its progress in introducing commercial Licensed Product(s) in the United States.

ARTICLE VI

INFRINGEMENT BY THIRD PARTY

6.1      CALTECH shall at its expense, have the first right but not the obligation to protect the Licensed Patent Rights and patents claiming Improvements from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. Notwithstanding the foregoing, LICENSEE shall have the right to sublicense any alleged infringer pursuant to Paragraph 2.1 and 2.2.

6.2      If LICENSEE shall have supplied CALTECH with evidence of infringement of Licensed Patent Rights or patents claiming an Improvement by a third party, LICENSEE may by notice request CALTECH to take steps to enforce the Licensed Patent Rights. If LICENSEE does so, and CALTECH does not, within three (3) months of the receipt of such notice, either (i) cause the infringement to terminate or (ii) initiate a legal action against the infringer, LICENSEE may, upon notice to CALTECH, initiate an action against the infringer at LICENSEE’S expense, either in LICENSEE’S name or in CALTECH’s name if so required by law. LICENSEE shall have sole control of the action.

6.3       If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patent Rights or Improvements is brought against LICENSEE and/or CALTECH, LICENSEE shall have sole control of the action if LICENSEE agrees to bear all the costs of the action.

6.4      In the event one party shall carry on a legal action pursuant to Paragraphs 6.2 or 6.3, the other party shall fully cooperate with and supply all assistance reasonably requested by the party carrying on such action, including by using its best efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A party controlling an action pursuant to Paragraphs 6.2 or 6.3 shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Paragraph. A party carrying on such an action shall keep the other party informed of the progress of such action, and said other party shall be entitled to be represented by counsel in connection with such action at its own expense.

6.5      The party controlling any action referred to in this Article VI shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable to the other party hereto. Should either party elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to the other party, the party controlling the action shall give timely notice to the other party who, if it so desires, may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the parties.

6.6      Any amounts paid to a party by third parties as the result of such an action (such as in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by either party and any remainder shall be divided between the parties as follows:

(a)      To the extent the amount recovered reflects lost profits, LICENSEE shall retain the remainder; or

(b)      To the extent the amount recovered does not reflect lost profits,             *** shall be paid to the party initiating the action and     *** to the other party.

ARTICLE VII

CONFIDENTIALITY

7.1      Dr. Meade and Dr. Fraser shall provide to LICENSEE copies of any proposed publication, abstract, or oral presentation which describes an Improvement or Other Improvement to CALTECH Technology prior to the submission of such documents. Proposed publications and abstracts shall be supplied at least thirty (30) days in advance of submission to a journal, editor, or third party. In addition, if Dr. Meade and Dr. Fraser submit a copy of the proposed publication to LICENSEE less than thirty (30) days prior to submission for publication, then LICENSEE can request CALTECH to file, at CALTECH’s expense, a provisional patent

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

application enabling the technology disclosed in the proposed publication at the United States Patent and Trademark Office, and shall provide LICENSEE with evidence of the filing of such provisional patent application. LICENSEE may request reasonable changes and/or deletions be made in any proposed publication. Dr. Meade and Dr. Fraser will consider such changes but retain the sole right to determine whether such changes or deletions will be made; but Dr. Meade and Dr. Fraser agree that they will honor LICENSEE’S reasonable requests to remove Confidential Information of LICENSEE included in any such public disclosure. If LICENSEE believes that the subject matter to be disclosed or published warrants patent protection, it will identify the subject matter requiring protection and notify CALTECH. CALTECH agrees to use its best efforts to file a U.S. patent application prior to any date that would result in preventing the obtaining of valid patent rights throughout the world when LICENSEE so identifies subject matter requiring patent protection from a review of the planned publication.

7.2      All reports provided to and accepted by Dr. Meade and Dr. Fraser pursuant to this Agreement shall be treated as confidential information of LICENSEE and shall not be disclosed to any third party without the prior written consent of LICENSEE.

7.3      Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, and other professional advisors.

ARTICLE VIII

PAYMENT OF PATENT COSTS

8.1      LICENSEE shall, in connection with the preparation, filing, and prosecution, issuance and maintenance of the Exclusively Licensed Patent Rights and patents claiming Improvements both in the United States and foreign jurisdictions:

(a) pay all reasonable attorney fees for services performed to obtain the issuance of the Exclusively Licensed Patent Rights, and all patent and government fees for services performed after the issuance of Exclusively Licensed Patent Rights, and

(b) pay all Patent Office maintenance fees.

8.2      Payment shall be made to CALTECH within thirty (30) days following receipt by LICENSEE from CALTECH of (i) an invoice covering such fees and (ii) reasonably satisfactory evidence that such fees were paid. To the extent that LICENSEE terminates this Agreement pursuant to Paragraph 9.2 with respect to any patent application or patent, LICENSEE shall have no further liability under Paragraph 8.1 for fees relating to applications or patents affected by the termination.

8.3      LICENSEE shall have the right to apply for, prosecute and maintain during the term of this Agreement the Exclusively Licensed Patent Rights and patent applications and patents claiming one or more Improvements. The application filings, prosecution, maintenance and payment of all fees and expenses; including legal fees, relating to such Exclusively Licensed Patent Rights shall be the responsibility of LICENSEE, provided that LICENSEE shall pay for all reasonable fees and expenses, including reasonable legal fees, incurred in such application filings, prosecution and maintenance. Patent attorneys chosen by LICENSEE shall handle all patent filings and prosecutions, on behalf of CALTECH, provided, however, CALTECH shall be entitled to review and comment upon and approve all actions undertaken in the prosecution of all patents and applications. In the event LICENSEE declines to apply for, prosecute or maintain any Exclusively Licensed Patent Rights, CALTECH shall have the right to pursue the same at CALTECH’s expense and LICENSEE shall have no rights therein. If LICENSEE decides not to apply for, prosecute or maintain any Exclusively Licensed Patent Rights and patent applications and patents claiming one or more Improvements, LICENSEE shall give sufficient and timely notice to CALTECH so as to permit CALTECH to apply for, prosecute and maintain such Exclusively Licensed Patent Rights.

8.4      LICENSEE shall, in connection with the preparation, filing, and prosecution, issuance and maintenance of the Nonexclusively Licensed Patent Rights both in the United States and foreign jurisdictions:

(a)      pay            *** of all reasonable attorney fees for services performed to obtain the issuance of the Nonexclusively Licensed Patent Rights, and all patent and government fees for services performed after the issuance of Nonexclusively Licensed Patent Rights wherein said fees are incurred following the Second Amendment Effective Date, and

(b)      pay    *** of all Patent Office maintenance fees incurred following the Second Amendment Effective Date.

8.5      CALTECH shall reimburse LICENSEE for all patent prosecution expenses for Nonexclusively Licensed Patents Rights paid prior to the Second Amendment Effective Date within 30 days following receipt of an invoice from LICENSEE, which invoice shall be delivered to CALTECH within 15 days following the Second Amendment Effective Date.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

8.6      Payment shall be made to CALTECH within thirty (30) days following receipt by LICENSEE from CALTECH of (i) an invoice covering such fees and (ii) reasonably satisfactory evidence that such fees were paid. To the extent that LICENSEE terminates this Agreement pursuant to Paragraph 9.2 with respect to any patent application or patent, LICENSEE shall have no further liability under Paragraph 8.1 for fees relating to applications or patents affected by the termination.

8.7      CALTECH shall have the right to apply for, prosecute and maintain during the term of this Agreement the Nonexclusively Licensed Patent Rights and patent applications. The application filings, prosecution, maintenance and payment of all fees and expenses; including legal fees, relating to such Nonexclusively Licensed Patent Rights shall be the responsibility of CALTECH, provided that CALTECH shall pay for all reasonable fees and expenses, including reasonable legal fees, incurred in such application filings, prosecution and maintenance. Patent attorneys chosen by CALTECH shall handle all patent filings and prosecutions, on behalf of CALTECH, provided, however, LICENSEE shall be entitled to review, comment upon, and make recommendation, which shall not be unreasonably denied by CALTECH, on all actions undertaken in the prosecution of all patents and applications. In the event CALTECH declines to apply for, prosecute or maintain any Nonexclusively Licensed Patent Rights, LICENSEE shall have the right to pursue the same at LICENSEE’S expense and CALTECH shall have no rights therein. If CALTECH decides not to apply for, prosecute or maintain any Nonexclusively Licensed Patent Rights and patent applications, CALTECH shall give sufficient and timely notice to LICENSEE so as to permit LICENSEE to apply for, prosecute and maintain such Nonexclusively Licensed Patent Rights. LICENSEE shall agree to negotiate in good faith with other CALTECH licensees of Nonexclusively Licensed Patent Rights, if any, to provide nonexclusive rights under such patents or patent applications.

ARTICLE IX

TERMINATION

9.1      CALTECH shall have the right to terminate this Agreement if LICENSEE fails to make any payment due hereunder and LICENSEE continues to fail to make the payment, either to CALTECH directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving written notice from CALTECH specifying LICENSEE’S failure. Upon any such termination, (i) LICENSEE and Related Companies shall have six (6) months to complete the manufacture of any Licensed Products that then are work in progress and to sell their inventory of Licensed Products and (ii) CALTECH shall accept an assignment by LICENSEE of any sublicenses granted by LICENSEE to entities other than Related Companies, and any sublicense so assigned shall remain in full force and effect.

9.2      If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article XI of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach in accordance with the decision of the arbitration proceeding within ninety (90) days after the conclusion of such arbitration proceeding.

9.3      LICENSEE shall have the right to terminate this Agreement either in its entirety or as to any jurisdiction or any part of the Licensed Patent Rights upon sixty (60) days written notice.

9.4      Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

9.5      Sections 3.2, 4.1 and 7.2, and Articles XI, XII and XIII of this Agreement shall survive termination of this Agreement for any reason.

ARTICLE X

WARRANTIES AND

NEGATION OF WARRANTIES,

IMPLIED LICENSES AND AGENCY

10.1      CALTECH represents and warrants that it owns all right, title and interest in and to the Licensed Patent Rights.

10.2      CALTECH represents and warrants that it has not granted any third party right or interest in any of the Licensed Patent Rights and Improvements that is inconsistent with the rights granted to LICENSEE herein and will not grant any third party such a right during the term of this Agreement.

10.3      CALTECH represents and warrants: (i) it is the sole and exclusive owner of all right, title, and interest in the CALTECH Technology; (ii) it has the right to grant the rights and licenses granted herein, and the CALTECH Technology is free and clear of any lien, encumbrance, security interest, or restriction on license; and (iii) there are no threatened or pending actions, suits, investigations, claims, or proceedings in any way relating to the CALTECH Technology.

10.4      Nothing in this Agreement shall be construed as:

(a)        a representation or warranty of CALTECH as to the validity or scope of Licensed Patent Rights or any claim thereof; or

(b)        a representation or warranty that any Licensed Product is or will be free from infringement of rights of third parties; or

(c)        an obligation to bring or prosecute actions or suits against third parties for infringement; or

(d)        conferring by implication, estoppel or otherwise, any license or rights under any patents of CALTECH other than Licensed Patent Rights, regardless of whether such other patents are dominant or subordinate to Licensed Patent Rights.

10.5      CALTECH MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE OF LICENSED PRODUCT(S).

10.6      CALTECH and LICENSEE are independent parties in this Agreement. Accordingly, there is no agency relationship between CALTECH and LICENSEE under this

Agreement with respect to any products made or sold, or any methods used, by LICENSEE under this Agreement.

ARTICLE XI

ARBITRATION

11.1      Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in the State of California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE XII

PRODUCT LIABILITY

12.1      LICENSEE agrees that CALTECH shall have no liability to LICENSEE or to any purchasers or users of Licensed Products made or sold by LICENSEE for any claims, demands, losses, costs, or damages suffered by LICENSEE, or purchasers or users of Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products (“Claims”). LICENSEE agrees to defend, indemnify, and hold harmless CALTECH, its trustees, officers, agents, and employees from any such Claims, provided that (i) LICENSEE is notified promptly of any Claims, (ii) LICENSEE has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

12.2      At such time as LICENSEE begins to sell, or distribute Licensed Products (other than for the purpose of obtaining regulatory approvals), LICENSEE shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 in annual aggregate and naming those indemnified under Paragraph 14.1 as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’S indemnification under Paragraph 14.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, LICENSEE shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product.

12.3      LICENSEE shall provide CALTECH with written evidence of such insurance upon request of CALTECH. LICENSEE shall provide CALTECH with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent LICENSEE receives advance notice of such matters from its insurer. If LICENSEE does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, CALTECH shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if LICENSEE uses reasonable efforts but is unable to obtain the required insurance at commercially reasonable rates, CALTECH shall not have the right to terminate this Agreement, and CALTECH instead shall cooperate with LICENSEE to either grant a waiver of LICENSEE’S obligations under this Article or assist LICENSEE in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures. This Article XIII shall survive the expiration or termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1      LICENSEE agrees that it shall not use the name of CALTECH, or California Institute of Technology, in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by CALTECH of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from CALTECH.

13.2      LICENSEE agrees to mark the appropriate U.S. patent number or numbers on all Licensed Products made or sold in the United States, and to require its Sublicensees to do the same.

13.3      This Agreement sets forth the complete agreement of the parties concerning the subject mater hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

13.4      This Agreement shall be binding upon and inure to the benefit of any successor or assignee of CALTECH. This Agreement is not assignable by LICENSEE without the prior written consent of CALTECH, except that LICENSEE may assign this Agreement without the prior written consent of CALTECH, to any Related Company, or any successor of, or purchaser of a substantial part of the assets of, the business to which this Agreement pertains. Any permitted assignee shall succeed to all of the rights and obligations of LICENSEE under this Agreement.

13.5      This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

13.6      This Agreement shall be deemed to have been entered into in California and shall be construed and enforced in accordance with California law.

13.7      Any notice or communication required or permitted to be given or made under this Agreement shall be addressed as follows:

CALTECH:	Office of Technology Transfer California Institute of Technology 1200 East California Boulevard (M/C 210-85) Pasadena, California 91125 FAX No. (626)356-2486

LICENSEE:	Gary F. Blackburn, Ph.D. Vice President, Scientific Affairs 757 Raymond Avenue Pasadena, CA 91105 FAX No. (626) 584-0252

Either party may notify the other in writing of a change of address or FAX number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number. All notices and communications relating to this Agreement shall be deemed to have been given when received and shall be sent by registered return receipt mail and by FAX.

13.8      Nothing in this Agreement will impair LICENSEE’S right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the CALTECH Technology or to market and distribute products other than Licensed Products based on such other intellectual property and technology.

13.9      NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

13.10      Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

13.11      In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

CALIFORNIA INSTITUTE OF TECHNOLOGY (CALTECH)

Date: June 21, 2000	By: /s/ Lawrence Gilbert Name: Lawrence Gilbert Title: Director, Office of Technology Transfer

Date: June 21, 2000	CLINICAL MICRO SENSORS, INC. By: /s/ Jon F. Kayyem Name: Jon F. Kayyem Title: President and CEO

EXHIBIT A

Atty. Docket #	Title	Inventors	Filing Date	Country	USSN	US Patent #	Intnl Application #	Intnl Publication #
A-58762	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/10/93	U.S.	08/166,036	5,591,578
A-58762-1	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	6/7/95	U.S.	08/475,051	5,824,473
A58762-2	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	6/7/96	U.S.	08/660,534	5,770,369
A58762-4	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	9/6/96	U.S.	08/709,265	5,705,348
A58762-5	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	9/6/96	U.S.	08/709,263	5,780,234
A58762-6	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	6/12/97	U.S.	08/873,598	5,952,172
A58762-7	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	10/8/97	U.S.	08/946,679
A58762-8	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	6/19/98		09/100,507
A58762-9	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	5/7/99	U.S.	09/306,749
A-58762-10	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	5/7/99	U.S.	09/306,737
A-58762-11	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	5/7/99	U.S.	09/306,768
A-58762-12	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/6/99	U.S.
A-58762-13	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/10/99	U.S.
A-58762-14	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/10/99	U.S.
A-58762-15	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/6/99	U.S.
A58762-16	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/ 8/99	U.S.
FP-58762- PC	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	12/5/94	PCT			PCT US94/13893	WO 9515971
FA-58762- AU	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	7/ 8/99	Australia	08/166,036	703329	12152/95
FA-58762- CA	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Canada
FE-58762- EP	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Europe
FA-58762- JA	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Japan
FP-58762-2- PC	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	6/ 7/96	PCT			PCT US96/09769	WO 9640712
FA-58762-2- AU	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Australia
FA-58762-2- CA	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Canada
FE-58762-2- EP	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Europe
FA-58762-2- JP	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser		Japan
A58762-3	Nucleic Acid Mediated Electron Transfer	Meade, Kayyem, Fraser	6/7/96	U.S.	08/659,987

Atty. Docket #	Title	Inventors	Filing Date	Country	USSN	US Patent #	Intnl Application #	Intnl Publication #
FP-58762-3- PC	Nucleic Acid Mediated Electron Transfer	Meade, Welch	6/4/97	0PCT			PCT US97/09739	WO 9746568
FA-58762-3- AU	Nucleic Acid Mediated Electron Transfer	Meade, Welch		Australia
FA-58762-3- CA	Nucleic Acid Mediated Electron Transfer	Meade, Welch		Canada
FA-58762-3- EP	Nucleic Acid Mediated Electron Transfer	Meade, Welch		Europe
FA-58762-3- JP	Nucleic Acid Mediated Electron Transfer	Meade, Welch		Japan

EXHIBIT B

Atty. Docket #	Title	Inventors	Filing Date	Country	USSN	US Patent #	Intnl Application #	Intnl Publication #
A58763	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade	10/12/94	U.S.	08/321,552
A58763-1	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade	6/6/95
A62629	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade	10/11/95	U.S.	08/541,191
FP-62629-PC	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade	10/11/95	PCT			PCT US95/14621	WO 9611712
FA-62629-AU	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade		Australia		.
FA-62629-CA	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade		Canada
FE-62629-EP	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade		Europe
FA-62629-JP	Cell-Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade		Japan
FA-62629-NZ	Cell Specific Gene Delivery Vehicles	Kayyem, Fraser, Meade		New Zealand			PCT/US95/14621